Exhibit 5(c)

400 WEST MARKET STREET SUITE 2700 LOUISVILLE, KY 40202 MAIN: (502) 333-6000 FAX: (502) 333-6099

August 13, 2025

Louisville Gas and Electric Company

820 West Broadway

Louisville, Kentucky 40202

Ladies and Gentlemen:

We are acting as special counsel to Louisville Gas and Electric Company (the “Company”) in connection with the issuance and sale by the Company of $700,000,000 of the Company’s 5.850% First Mortgage Bonds due 2055 (the “Bonds”). The Bonds are covered by the Registration Statement on Form S-3 (Registration No. 333-277140-02) dated February 16, 2024 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), and the related prospectus dated February 16, 2024, as supplemented by the prospectus supplement dated August 4, 2025 relating to the offer and sale of the Bonds (as so supplemented, the “Prospectus”). The Bonds are being issued under the Company’s Indenture dated as of October 1, 2010, as amended and supplemented (the “Indenture”), to The Bank of New York Mellon, as Trustee.

We have reviewed the Indenture, the Officer’s Certificates of the Company dated August 13, 2025, pursuant to Sections 201 and 301 of the Indenture, establishing the terms and characteristics of the Bonds, and the records of various corporate and other actions taken by the Company in connection with the issuance of the Bonds. As to various questions of fact relevant to the opinions set forth below, we have relied upon certificates and other oral and written assurances of public officials and officers or other employees of the Company, its subsidiaries and its affiliates. In addition, we have reviewed such other documents and satisfied ourselves as to such other matters as we have deemed appropriate in order to render this opinion. We understand the Registration Statement has become effective under the Securities Act and we assume that at the time of issuance of the Bonds, such effectiveness shall not have been terminated or rescinded and that there shall not have been any change in law or any authorization affecting the legality or validity of the Bonds.

Based on the foregoing and, to the extent indicated below, in reliance upon the opinion of other counsel hereinafter mentioned, we are of the opinion that the Bonds, when issued and delivered by the Company and authenticated by the Trustee in accordance with the Indenture and as contemplated in the Registration Statement, will be legally issued and binding obligations of the Company.

August 13, 2025

Our opinion as to the legal and binding nature of the Company’s obligations is subject to laws relating to or affecting generally the enforcement of creditors’ and mortgagees’ rights, including, without limitation, bankruptcy, insolvency or reorganization laws and general principles of equity and by requirements of reasonableness, good faith and fair dealing. We express no opinion with respect to the lien of the Indenture.

This opinion is limited to the law of the Commonwealth of Kentucky. We express no opinion whatsoever as to the securities laws of any jurisdiction, including the federal securities laws. Insofar as the opinions set forth herein are dependent upon or affected by matters governed by the laws of the State of New York, we have relied upon the opinion of even date herewith of Troutman Pepper Locke LLP. In rendering their opinions to you of even date herewith, Troutman Pepper Locke LLP and John P. Fendig may rely as to matters governed by the law of the Commonwealths of Kentucky upon this letter as if it were addressed directly to them.

We hereby authorize and consent to the use of this opinion as Exhibit 5(f) to the Company’s Current Report on Form 8-K to be filed by the Company with the SEC and the incorporation thereof by reference into the Registration Statement and to the use of our name under the caption “Validity of the Bonds” in the Prospectus.

In giving this consent, we do not hereby concede that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

Very truly yours,

STOLL KEENON OGDEN PLLC

/s/ Anthony L. Schnell, Member

4933-8657-5705.2